UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 14, 2007

Copart, Inc.
(Exact name of registrant as specified in its charter)

California	0-23255	94-2867490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive
Fairfield, California 94534
(Address of Principal Executive Offices, including Zip Code)

(707) 639-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.01            Completion of Acquisition or Disposition of Assets.

On April 5, 2007, we announced that we had reached agreement with the board of directors of Universal Salvage plc, a public limited company organized under the laws of England and Wales (“Universal”), on the terms of a cash offer to acquire 100% of Universal’s entire issued share capital (the “Offer”).  Universal, based in the United Kingdom, is a leading service provider to the UK motor insurance and automotive industries.  The Offer was implemented pursuant to a scheme of arrangement (the “Scheme”) under the corporate laws of England and Wales.

On June 14, 2007, we announced that the acquisition of the issued share capital in Universal contemplated by the Offer had been completed as of June 14, 2007.  A copy of the press release announcing the completion is filed with this Current Report on 8-K as Exhibit 99.1.  On June 12, 2007, the Scheme was sanctioned by an English court.  On June 14, 2007, the English court also confirmed a reduction in the share capital of Universal.  Universal will be delisted from the London Stock Exchange at 8:00 a.m. (GMT) on June 15, 2007.  Universal is now our wholly-owned subsidiary through Copart (UK) Ltd.

In connection with the acquisition, shareholders of Universal received £2.00 for each issued share of Universal (approximately $3.94 per share based on currency exchange rates on June 14, 2007).  The aggregate acquisition consideration paid by Copart, including amounts paid in connection with the exercise of outstanding options and a warrant, totalled approximately £60.6 million (approximately $119.4 million based on currency exchange rates on June 14, 2007).  Copart also assumed outstanding indebtedness of Universal totaling approximately £2.2 million ($4.3 million).The acquisition consideration was funded from Copart’s available cash resources.

Section 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)             Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 14, 2007, of Copart, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Copart, Inc.

By:	/s/ Paul A. Styer
Paul A. Styer Senior Vice President, General Counsel, and Secretary

Date:  June 14, 2007